Exhibit 99.1

Date:	October 17, 2008
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Third Quarter 2008 Earnings

LOS ALAMOS, N.M., October 17, 2008 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the third quarter of 2008 and nine months ending September 30, 2008.

As recent news highlights, 2008 has brought difficult times to many financial service companies. The national economy continues to be strained. In many areas of the nation, real estate values have decreased and foreclosures have increased. Trinity and LANB did not engage in sub-prime lending, have limited non-traditional loans and have no structured debt instruments. Neither Trinity nor LANB had any mortgage-backed securities or other material investments in troubled or failed investment banks, or Fannie Mae or Freddie Mac. The financial services companies that have taken significant losses or have failed were heavily involved in these types of loans and investments. The difficulties experienced at these institutions do not affect the financial condition of LANB or Trinity. However, we remain concerned about how general economic conditions in the nation and New Mexico have affected and potentially could affect our customers and operations, and have taken measures to properly manage this risk. As part of this risk management, and after a careful assessment of our loan portfolio, we have increased our provision for loan losses.

	Three months ended September 30,
	2008	2007	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$20,244	$25,039	$(4,795)	(19.2)%
Interest expense	8,566	12,348	(3,782)	(30.6)
Net interest income	11,678	12,691	(1,013)	(8.0)
Provision for loan losses	1,840	1,050	790	75.2
Net interest income after provision for loan losses	9,838	11,641	(1,803)	(15.5)
Non-interest income	2,558	2,653	(95)	(3.6)
Non-interest expense	8,741	8,618	123	1.4
Income before income taxes	3,655	5,676	(2,021)	(35.6)
Income taxes	1,359	1,944	(585)	(30.1)
Net income	$2,296	$3,732	$(1,436)	(38.5)
Diluted earnings per common share	$0.35	$0.57	$(0.22)	(38.6)

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Trinity’s unaudited net income for the third quarter of 2008 totaled $2.296 million or $0.35 diluted earnings per share, compared to $3.732 million or $0.57 diluted earnings per share for the same period in 2007, a decrease of $1.436 million in net income and a decrease of $0.22 in diluted earnings per share. This decrease in net income was primarily due to a decrease in net interest income of $1.013 million and an increase in provision for loan losses of $790 thousand. The decrease in net interest income was mainly due to a decrease in the yield on interest-earning assets, caused by a lower interest rate environment. The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure to insure that possible losses inherent in the bank’s loan portfolio were adequately covered. In addition, non-interest expenses increased $123 thousand and non-interest income decreased $95 thousand. The increase in non-interest expense was mainly due to an increase in the loss on the sale of other real estate owned. Income tax expenses decreased $585 thousand due to lower pre-tax income.

	Nine months ended September 30,
	2008	2007	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$63,104	$72,542	$(9,438)	(13.0)%
Interest expense	28,450	35,794	(7,344)	(20.5)
Net interest income	34,654	36,748	(2,094)	(5.7)
Provision for loan losses	4,090	3,150	940	29.8
Net interest income after provision for loan losses	30,564	33,598	(3,034)	(9.0)
Non-interest income	9,027	7,956	1,071	13.5
Non-interest expense	27,067	25,950	1,117	4.3
Income before income taxes	12,524	15,604	(3,080)	(19.7)
Income taxes	4,647	5,552	(905)	(16.3)
Net income	$7,877	$10,052	$(2,175)	(21.6)%
Diluted earnings per common share	$1.21	$1.53	$(0.32)	(20.9)%

Unaudited net income for the first nine months of 2008 totaled $7.877 million or $1.21 diluted earnings per share, compared to $10.052 million or $1.53 diluted earnings per share for the same period in 2007, a decrease of $2.175 million in net income and a decrease of $0.32 in diluted earnings per share. This decrease in net income was primarily due to a decrease in net interest income of $2.094 million and an increase in non-interest expense of $1.117 million. The decrease in net interest income was primarily due to a decrease in the yield on interest-earning assets, caused by a lower interest rate environment. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits and an increase in data processing expenses. These items were partially offset by an increase in non-interest income of $1.071 million. The increase in non-interest income was mainly due to an increase on the gain on sale of securities and an increase on the gain on sale of loans. In addition, provision for loan losses increased $940 thousand. This increased pursuant to management’s loan loss reserve analysis, as a prudent measure to insure that possible losses inherent in the bank’s loan portfolio were adequately covered. Income tax expenses decreased $905 thousand due to lower pre-tax income.

Trinity is a bank holding company with $1.419 billion in total assets and has 284 employees. LANB is currently in its 46th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and a loan production office in Albuquerque. LANB also operates a network of 28 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-

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looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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